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                                                                 EXHIBIT 4.10
                               [WINS LETTERHEAD]

October 11, 1995

Barbara A. Sigler
26976 Mill Pond West
Capistrano Beach, California 92624               Re:  Separation Agreement

Dear Bobbe:

This shall confirm the terms of your separation from Winners Entertainment, Inc. which we have agreed shall become effective at the close of business October 31, 1995. Winners has agreed that you shall receive the following consideration at that time:

  1. Your regular salary and medical insurance benefits for a period of 90 days following the date of separation;

  2. Your accrued vacation pay from your first date of employment through October 31, 1995, which shall be paid in equal installments with your salary during said 90 day period;

  3. Stock options to purchase 30,000 shares of Winners Entertainment, Inc. common stock pursuant to and on the terms contained in the Winners' October 1992 Stock Incentive Plan, as amended at the Annual Shareholders Meeting, September 11, 1995, and as described in Winners' proxy statements for the fiscal years ended December 31, 1992 and December 31, 1994.

  4. Fifteen Thousand (15,000) shares of restricted Rule 144 Winners Entertainment, Inc. common stock which shall be included at the earliest possible date in any registration statement which Winners may file with the Securities and Exchange Commission on Forms S-1 or S-3. Any such registration shall be attempted on a best efforts basis and Winners cannot guarantee that such a registration will be filed or that if filed, approval by the SEC will be obtained.

To assist Winners in its transitional needs after your separation, you have agreed to be available for consultation reasonably requested by Winners during said 90 day period. If the above correctly states the terms of our agreement, please indicate so by signature below.

Very truly yours,

/s/ Thomas K. Russell
Thomas K. Russell
Secretary

Acknowledge and accepted this 11th of October, 1995 at San Juan Capistrano, California.


                               /s/ Barbara A. Sigler
                               --------------------------------------
                               Barbara A. Sigler